SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported) August 13, 2013

WINTHROP REALTY TRUST
(Exact Name of Registrant as Specified in Its Charter)

Ohio
(State or Other Jurisdiction of Incorporation)

001-06249	34-6513657
(Commission File Number)	(I.R.S. Employer Identification No.)

7 Bulfinch Place, Suite 500, P.O. Box 9507, Boston, Massachusetts	02114
(Address of Principal Executive Offices)	(Zip Code)

(617) 570-4614
(Registrant's Telephone Number, Including Area Code)

n/a
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFT|R 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement

On August 13, 2013, Winthrop Realty Trust (“Winthrop”), through its operating partnership WRT Realty L.P., entered into a definitive purchase and sale agreement to acquire from an unaffiliated third party for a purchase price of $246 million four class A luxury condominium apartment buildings (the “Properties”) containing an aggregate of 761 unsold residential condominium or apartment units and approximately 24,987 square feet of commercial space.  The Properties all built to condominium specifications are:

•
44 Monroe, located in Phoenix, Arizona, is a 34-story residential building comprised of 184 units originally built for sale as condominiums with 1,377 square feet of ground level retail space.  Constructed in 2008, the property’s amenities include a spa and swimming pool with sundeck, fully furnished clubroom, outdoor terrace with gas grill and fire pit, 24-hour lobby attendant, fitness center, business center, eight floors of secured parking, and conference room.

•
Highgrove, located in Stamford, Connecticut, is an 18-story residential building comprised of 92 condominium quality units.  Constructed in 2011, the property’s amenities include a 24-hour doorman and concierge, valet parking, shuttle to metro station, fitness club and spa with steam, sauna and locker rooms, yoga studio, sky lit indoor pool with retractable roof and Jacuzzi, walk-in climate-controlled wine cellar, movie screening room, card and billiards room, dog walk area, and furnished tenant guest lodgings.

•
Mosaic II, located in Houston, Texas, is a 29-story residential building comprised of 396 units and 20,065 square feet of ground level retail space.  Constructed in 2009, the property’s amenities include a 24-hour valet service, a 6,000-square foot wellness center with steam rooms and saunas, an infinity-edge pool, full service 24-hour concierge services, penthouse units of up to 2,959 square feet, and a 6,500 square foot social lounge and recreation area.

•
San Pedro Lofts, located in San Pedro, California, is comprised of 89 units in two distinct residential buildings with 3,545 square feet of ground level retail space.  Constructed in 2008, the property’s amenities include a sun deck with barbeque, an outdoor fireplace, a fitness center, secured covered parking with a 1.6+ parking ratio in two subterranean, controlled access parking garages, and an outdoor community courtyard.

The following table sets forth certain information relating to each of the properties.

Property	Year Completed	Current Occupancy Percentage1	Allocated Purchase Price	Allocated Purchase Price Per Square Foot2	Estimated Range of Replacement Cost Per Square Foot

44 Monroe	2008	92%	$40,000,000	$159	$400-450
Highgrove	2011	87%	$80,000,000	$329	$500-600
Mosaic II	2009	93%	$106,000,000	$254	$335-365
San Pedro Lofts	2008	95%	$20,000,000	$152	$230-260

Winthrop expects that the closing of the purchase of the Properties will take place in September/October, 2013, subject to the customary closing conditions for transactions of this type.  Winthrop provided a $25.5 million non-refundable (except in limited circumstances) deposit and the balance of the purchase price is expected to be provided from a combination of cash reserves and new secured financing.  In this regard, based on a term sheet provided by a third party lender to Winthrop, it is anticipated that Winthrop will receive mortgage financing in connection with the acquisition of the Properties of $150 million at a rate of LIBOR plus 200 basis points, requiring payments of interest only and with a term of three years with two one-year extensions, which loan is subject to the lender’s completion of its due diligence review and credit committee approval.

_________________________

1 As of July 31, 2013. Highgrove is presently in initial lease-up phase.
2 Purchase Price divided by total apartment and retail rentable square footage.

Item 8.01               Other Events

On August 13, 2013, Winthrop issued a press release announcing the transaction described in Item 1.01 above.  A copy of the release is furnished as Exhibit 99.1 to this Report on Form 8-K.

Item 9.01                Financial Statements and Exhibits.

(c)           Exhibits

99.1	Press Release dated August 13, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 14th day of August, 2013.

WINTHROP REALTY TRUST

By:	/s/ Michael L. Ashner
Michael L. Ashner
Chief Executive Officer